                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


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[ ]      Confidential, for Use of the Commission Only (as permitted by rule
[ ]      14a-6(e)(2)) Definitive Proxy Statement Definitive Additional Materials
[ ]      Soliciting material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                              Nuevo Energy Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) filing Information Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

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         2) Aggregate number of securities to which transaction applies:

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         3) Per Unit price or other underlying value of transaction computed
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




[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
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         was paid previously. Identify the previous filing by registration
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         1)       Amount Previously Paid:

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         4)       Date Filed:

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



                                  April , 1999

                            NOTICE OF ANNUAL MEETING


Dear Fellow Stockholder,

         You are cordially invited to attend the Annual Meeting of Stockholders of Nuevo Energy Company which will be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas, on Wednesday, May 12, 1999 at 9:00 a.m. local time.

         At this annual meeting you will be asked to vote on the following matters:

         1.       to elect three members to our board of directors;

         2. to approve three amendments to our certificate of incorporation and one amendment to our bylaws;

         3. to approve the 1998 non-executive employee stock purchase plan;

         4.       to approve the 1999 stock incentive plan;

         5.       to ratify the selection of our 1999 auditors; and

         6. to conduct any other business which is properly raised at the meeting.

         The attached proxy statement provides information concerning the matters to be voted on at this meeting. I am particularly proud of the corporate governance principles adopted by our board of directors in 1998 and I encourage you to read them carefully. I believe these principles fully align management's efforts with the interests of our stockholders. The Annual Report to Stockholders for 1998 is also being mailed to stockholders along with these proxy materials. Our proxy materials are being sent to stockholders on April , 1999.

         It is important that your shares be represented at the annual meeting, regardless of the size of your holdings. We urge you to return the signed proxy in the enclosed envelope as soon as possible. If you do attend the annual meeting in person, you may withdraw your proxy and vote your stock at the meeting. We value your opinions and encourage you to participate in the annual meeting by voting your proxy.

         We have adopted the SEC's "plain English" drafting principals in writing our proxy statement this year. This was done to make our proxy materials easier to understand which we hope will enable you to make the best informed decision possible.

         Thank you for your continued support and interest in Nuevo Energy.

                                          Very truly yours,


                                          /s/ Douglas L. Foshee

'

=============================================================================================================
TABLE OF CONTENTS:                                                                                       PAGE
-------------------------------------------------------------------------------------------------------------
         Questions and Answers...................................................................         3
         Beneficial Ownership of Our Common Stock................................................         6
         Our Corporate Governance Principals.....................................................         8
         Proposal I.         Election of Directors...............................................         13
         Executive Compensation..................................................................         21
         Proposal II.        Amendments to Our Certificate of Incorporation and Bylaws...........         27
                    A.       Declassification of the Board of Directors..........................         27
                    B.       Deletion of Business Combination Provisions.........................         27
                    C.       Right to Amend the Bylaws...........................................         28
         Proposal III.       Approval of Our 1998 Non-Executive Employee Stock Purchase
                             Plan................................................................         29
         Proposal IV.        Approval of Our 1999 Stock Incentive Plan...........................         31
         Proposal  V.        Ratify the Selection of Our 1999 Auditors...........................         34

================================================================================
QUESTIONS AND ANSWERS:
--------------------------------------------------------------------------------

WHO IS ASKING FOR MY PROXY?
                           -----------------------------------------------------

Your proxy is being solicited by our board of directors for use at our 1999 annual meeting of stockholders. Our directors and officers, and our proxy solicitation firm, MacKenzie Partners, may also solicit proxies on behalf of our board of directors, in person, or by telephone, telefax or mail. We expect that the total compensation of MacKenzie Partners will be less than $7,500. If our directors, officers or employees solicit proxies they will not be specially compensated. Nuevo will pay all costs and expenses of this proxy solicitation.

WHAT ARE STOCKHOLDERS BEING ASKED TO VOTE ON?
                                             -----------------------------------

At our 1999 annual meeting, stockholders will be asked to vote:

         o        to elect three persons to serve on our board of directors;

         o        to amend our certificate of incorporation and bylaws:

                  - to remove the sections providing for a classified board of directors so that all of our directors are elected annually;

                  - to remove the sections which require an 80% vote to approve certain types of business combinations; and

                  - to add a provision which permits the board of directors to amend our bylaws.

         o to approve a stock purchase plan for our non-executive employees;

         o        to approve a 1999 stock incentive plan; and

         o to ratify the selection of KPMG LLP as our independent auditors for 1999.

HOW DO I VOTE MY SHARES?
                        --------------------------------------------------------

A proxy card is included with the materials being sent to stockholders with these proxy materials. If the proxy card is properly signed and returned to us, shares covered by the proxy card will be voted in accordance with the directions you specify on the card. Shares covered by a properly signed proxy card which does not specify how to vote the shares will be voted for the election of the director nominees named in this proxy statement and in favor of the other proposals described above.

If any matters other than those described above are raised at the annual meeting, the proxy card gives the proxies the right to vote for or against such matter in their discretion. At the date of this proxy statement, we do not know of any matters to be presented at the annual meeting other than those described herein.

WHAT VOTE IS REQUIRED?
                     -----------------------------------------------------------

Under Delaware law, we cannot conduct business at the annual meeting unless a quorum is present. A quorum will be present if a majority of our outstanding shares of stock on the record date is present at the meeting in person or by proxy. If a quorum is present,

         o directors are elected by a plurality vote, which means that the three director nominees receiving the most votes will be elected;

         o the amendments to the certificate of incorporation to declassify our board and to change the vote required to effect certain business combinations require the affirmative vote of holders of 80% or more of the shares outstanding on the record date;

         o the amendment to the certificate of incorporation allowing the board of directors to amend the bylaws requires the affirmative vote of holders of a majority of the shares outstanding on the record date; and

         o approval of the non-executive employee stock purchase plan, the 1999 stock incentive plan and the ratification of auditors requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, at the meeting.

With respect to the election of directors, you may (i) vote for the election of all three director nominees, (ii) withhold authority to vote for all director nominees or (iii) withhold authority to vote for any director nominee by so indicating in the appropriate space on the proxy card. Our stockholders do not have the right to cumulate votes in the election of directors.

WHAT IS THE EFFECT OF AN ABSTENTION OR A BROKER NON-VOTE?
                                                         -----------------------

You may mark "abstain" on your proxy card for any of the matters submitted to a vote. An abstention is the equivalent of a no vote on all matters.

Many of our shares are held in "street name" which means that a depository, broker-dealer or other institution holds shares in its name which are beneficially owned by another person. The rules of the New York Stock Exchange provide that a street name holder must receive the direction of the beneficial owner of the shares to vote on issues other than routine stockholder matters such as the election of directors. A "broker non-vote" refers to a proxy which votes on one matter, such as the election of directors, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our annual meeting:

         o For purposes of determining whether a quorum is present under Delaware law, a broker non-vote is deemed to be present at the meeting.

         o For purposes of the election of directors and the amendments to our certificate of incorporation and bylaws, a broker non-vote is the equivalent of a no vote.

         o For purposes of the other matters to be voted on at the meeting, a broker non-vote will not be counted.

In addition, the New York Stock Exchange (NYSE) rules require that our 1999 stock incentive plan be approved at a meeting at which at least 50% of the shares entitled to vote are present. For NYSE purposes, broker non-votes are not deemed to be present at the meeting. As a result, if the number of broker non-votes plus the number of shares not represented at the meeting is greater than a majority, our 1999 stock incentive plan will not be approved.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE?
                                                 ------------------------------

The board of directors unanimously recommends that you vote to Approve each of the matters to be voted on at the annual meeting.

HOW MANY SHARES MAY VOTE AT THE ANNUAL MEETING?
                                               ---------------------------------

The only stock with the right to vote at the meeting is our common stock, and only shares owned on the record date may by voted at the meeting. Each share of common stock is entitled to one vote on each matter voted on at the annual
meeting. On the record date, there were           shares of common stock
outstanding.

WHAT IS THE RECORD DATE?
                        --------------------------------------------------------

April 5, 1999 .

WHY HAVE YOU ADOPTED CORPORATE GOVERNANCE PRINCIPLES?
                                                     ---------------------------

In 1997, our chairman and chief executive officer committed to the investment community that Nuevo would become a leader in Corporate Governance. As a result, several important initiatives were undertaken, including an exhaustive review of our governance principles. The board felt it important for our shareholders and other interested parties to know exactly where we stand on the important issues surrounding the proper governance of a public company. We believe that the principles adopted unanimously by the board and published in this proxy do in fact make us a leader in corporate governance and that adhering to these principles will help us provide superior returns to our shareholders.

CAN I REVOKE MY PROXY?
                      ----------------------------------------------------------

Yes. You may revoke your proxy at any time before a vote is taken in any of the following ways:

         o        attend the annual meeting and vote in person;

         o        submit a proxy with a later date; or

         o notify our corporate secretary in writing that you wish to revoke your proxy.

Our corporate secretary's name and address is Sandra Kraemer, 1331 Lamar, Suite 1650, Houston, Texas 77010, and her phone number is (713) 756-1781.

HOW DO I NOMINATE A PERSON FOR MEMBERSHIP ON THE BOARD OF DIRECTORS?
                                                                    ------------

Our certificate of incorporation and bylaws require that stockholders notify us of their intent to nominate directors for the annual meeting in 2000 prior to January 13, 2000. The nomination should be in writing and addressed to our Board of Directors c/o Nuevo Energy Company, 1331 Lamar, Suite 1650, Houston, Texas 77010 with a copy to our president and secretary. The nomination must contain the name and address of the nominee and describe his or her qualifications for being a director. All nominations will be forwarded to our nominating and governance committee who will make a recommendation to the board of directors concerning nominations for director.

WHEN ARE PROPOSALS BY SHAREHOLDERS
     FOR THE 2000 MEETING DUE?
                              --------------------------------------------------

Proposals to be included in our proxy, other than nominations for director, must be received by us on or before December , 1999. Such proposals should be addressed to Nuevo Energy Company, 1331 Lamar, Suite 1650, Houston, Texas 77010
Attention: corporate secretary. In order to avoid any controversy as to the date you deliver notice to us, you should consider using registered mail, return receipt requested. Under the SEC's rules, we are not obligated to include all proposals made by stockholders in our proxy statement.

================================================================================
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK:
--------------------------------------------------------------------------------

         The following tables show the ownership of our common stock by (i) anyone who is know by us to beneficially own 5% or more of our outstanding common stock, (ii) each of our non-employee directors, (iii) our five most highly compensated executive officers, and (iv) all of our executive officers and directors taken together as a group. Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to their name. Information in the tables has been obtained from filings made with the SEC or, in the case of our directors and executive officers, has been provided by such individuals. Unless otherwise indicated, the information provided below is based on information available to us as of the record date.

================================================================================
OUR 5% STOCKHOLDERS:
-------------------------------------------------------------------------------

                                           NUMBER OF SHARES       PERCENT
                                           ----------------       -------
Franklin Resources, Inc.                      2,781,639           13.1(1)
     777 Mariners Island Blvd.
     San Mateo, California  94404

Relational Investors, LLC
     David H. Batchelder                      1,914,300            9.6(2)
     Joel L. Reed
     Ralph V. Whitworth
     Suite 220
     4330 La Jolla Village Drive
     San Diego, California  92122

State Street Research & Management Company    1,482,700            7.5(3)
     One Financial Center, 30th Floor
     Boston, Massachusetts 02111

Crabbe Huson Group, Inc.                      1,039,400            5.2(4)
     121 SW Morrison, Suite 1400
     Portland, OR  97204

================================================================================
MEMBERS OF OUR BOARD OF DIRECTORS WHO ARE NOT EMPLOYEES:
--------------------------------------------------------------------------------

                                             SHARES BENEFICIALLY OWNED
                                           ----------------------------
                                                            UNDER STOCK
                                           OUTSTANDING       OPTIONS**           TOTAL            PERCENT
                                           -----------       ----------          -----            -------
Isaac Arnold, Jr......................          40,820(5)        52,500            93,320            *

David H. Batchelder...................       1,914,300(2)            --         1,914,300            9.6

Thomas D. Barrow......................          30,800(6)        52,500            83,300            *

Charles M. Elson......................           2,778            7,500            10,278            *

Robert L. Gerry III...................           6,500          272,500           279,000            1.4

Gary R. Petersen......................           2,500           15,000            17,500            *

David Ross III........................          10,000            7,500            17,500            *

Robert W. Shower......................          10,000            7,500            17,500            *

================================================================================
OUR EXECUTIVE OFFICERS:
--------------------------------------------------------------------------------

                                                   SHARES BENEFICIALLY OWNED
                               ---------------------------------------------------------------------
                                                              UNDER          UNDER
                                                UNDER         STOCK         DEFERRED      RESTRICTED
                               OUTSTANDING   401(K) PLAN    OPTIONS**     COMPENSATION      STOCK        TOTAL      PERCENT
                               -----------   -----------    ---------     ------------    ----------     -----      -------
Douglas L. Foshee.............      5,100         8,134       435,000         15,214           --        463,448        2.3%

Michael P. Darden.............         --         1,839        25,000          5,317           --         32,156        *

Robert S. Gaston..............      5,726(7)      1,940        70,000         11,059        2,000         90,725        *

Dennis A. Hammond.............        428         2,431        81,855         12,394        4,000        101,108        *

Robert M. King................      3,684(8)      1,802        69,650         11,441        4,000         90,577        *

================================================================================
ALL DIRECTORS AND EXECUTIVE OFFICERS TOGETHER:
--------------------------------------------------------------------------------

                                  TOTAL            PERCENT
                           ----------------   -----------------
                              3,210,713              16.2%

Footnotes:

*    Under 1%.

**   Stock options include only options which may be exercised within 60 days.

(1) Of the shares reported for Franklin Resources, Inc., Franklin Advisers, Inc. is reported to have sole voting power over 2,427,139 shares and Franklin Advisors Services, Inc. has sole voting power over 94,000. In addition, Franklin Advisers, Inc. is reported to have sole dispositive power over 2,427,139 shares and Franklin Advisers Services, Inc. is reported to have sole dispositive over 354,500 shares. Franklin Advisers, Inc. and Franklin Advisers Services, Inc. are both wholly owned investment advisory subsidiaries of Franklin Resources, Inc. Each of Messrs. Charles
     B. Johnson and Rupert H. Johnson, Jr. own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. As the principal shareholders of Franklin Resources, Inc., each of Messrs. Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed for certain purposes to be beneficial owners of the shares beneficially owned by Franklin Resources, Inc. Shares beneficially owned by Franklin Resources, Inc. include 1,338,939 shares which may be received upon conversion of our outstanding term convertible securities ("TECONS").

(2) Relational Investors, LLC, reported sole dispositive and voting power with respect to all 1,914,300 shares. These shares are owned by an account managed at Relational Investors, LLC and by the following limited partnerships of which Relational Investors, LLC is the sole general partner: Relational Investors, L.P., Relational Fund Partners, L.P., Relational Coast Partners, L.P. and Relational Partners, L.P.. Each of Messrs. Batchelder, Whitworth and Reed are managing members of Relational Investors, LLC, and may be deemed for certain purposes to beneficially own shares beneficially owned by Relational Investors, LLC.

(3) State Street Research & Management Company ("State Street") is an investment adviser registered under the Investment Advisers Act of 1940. State Street has sole dispositive power with respect to all 1,482,700 shares and sole voting power with respect to 1,373,800 shares. In its report filed with the SEC, State Street disclaims any beneficial interest in such shares.

(4) Crabbe Huson Group, Inc. is a registered investment advisor. It does not directly own any shares of our common stock. Crabbe Huson Group reported the shared power to vote 941,500 shares of common stock and the shared power to dispose of or direct the disposition of 1,039,400 shares.

(5) Includes 5,820 shares owned indirectly by The Arnold Corporation, of which Mr. Arnold owns an approximate 25% equity interest.

(6) Includes indirect ownership of 6,200, shares owned by individual retirement accounts for Mr. Barrow and his wife, his minor children or a corporation he controls.

(7) Includes 200 shares owned by Mr. Gaston's spouse and 2,526 shares that would be received upon conversion of 3,000 convertible preferred shares.

(8) Includes 1,684 shares of common stock that would be received upon conversion of 2,000 convertible preferred shares.

================================================================================
OUR CORPORATE GOVERNANCE PRINCIPLES:
--------------------------------------------------------------------------------

         Upon his appointment as Chief Executive Officer in August 1997, Mr. Foshee committed publicly to our stockholders and to the investment community that the our management and board of directors would immediately begin the process of reviewing our corporate governance principles. In 1998, our board of directors established a nominations and governance committee whose members are David Ross III, who acts as Chairman, Charles M. Elson and Robert W. Shower.

         In 1998 the nominations and governance committee recommended, and the full board of directors adopted, the "Nuevo Energy Company Corporate Governance Guidelines." These guidelines have been published in order to inform stockholders of the board's current thinking with respect to selected corporate governance issues. The board will continue to assess the appropriateness and efficacy of the guidelines, and it is likely that changes to the guidelines will be considered from time to time.

BOARD MISSION & OBJECTIVES

         Mission Statement

         The company's primary objective is to maximize stockholder value, while adhering to the laws of the jurisdictions wherein it operates and at all times observing the highest ethical standards. The company will pursue this objective primarily through participation in the energy industry.

         Corporate Authority & Responsibility

         All corporate authority resides in the board of directors as the representative of the stockholders. Authority is delegated to management by the board in order to implement the company's mission. Such delegated authority includes the authorization of spending limits and the authority to hire employees and terminate their services. The board retains responsibility to recommend candidates to the stockholders for election to the board of directors. The board retains responsibility for selection and evaluation of the CEO, oversight of the succession plan, determination of senior management compensation, approval of the annual budget, assurance of adequate systems, procedures and controls, as well as assisting in the preparation and approval of the strategic plan. Additionally, the board provides advice and counsel to senior management.

DIRECTORS

         Personal Characteristics & Core Competencies of Directors

         Individual directors should possess all of the following personal characteristics:

         Integrity and Accountability - Character is the primary consideration in evaluating any board member. Directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions.

         Informed Judgment - Board members should have the ability to provide wise, thoughtful counsel on a broad range of issues. Directors should possess high intelligence and wisdom and apply it in decision making.

         Financial Literacy - One of the important roles of the board is to monitor the company's financial performance. Board members should be financially literate. Directors should know how to read a balance sheet, income statement, cash flow statement, and understand the use of financial ratios and other indices for evaluating company performance.

         Mature Confidence - The board functions best when directors value board and team performance over individual performance. Openness to other opinions and the willingness to listen should rank as highly as the ability to communicate persuasively. Board members should approach others assertively, responsibly and supportively and raise tough questions in a manner that encourages open discussion.

         High Performance Standards - In today's highly competitive world, only companies capable of performing at the highest levels are likely to prosper. Board members should have a history of achievements that reflect high standards for themselves and others.

         Passion - Directors should be passionate about the performance of the company, both in absolute terms and relative to its peers. That passion should manifest itself in engaged debate about the future of the company and an esprit de corps among the board that both challenges and inspires the company's employees.

         Creativity -Success in the energy business will ultimately go to the participants who adapt quickly to changing environments and implement creative solutions to the significant challenges faced by industry participants. Board members should possess the creative talents needed to augment those of management.

         Core Competencies of the Board as a Whole

         To adequately fulfill the board's complex roles, from overseeing the audit and monitoring managerial performance to responding to crises and approving the company's strategic plan, a host of core competencies need to be represented on the board. The board as a whole should possess the following core competencies, with each member contributing knowledge, experience and skills in one or more domains.

         Accounting and Finance - Among the most important missions of the board is ensuring that stockholder value is both enhanced through corporate performance and protected through adequate internal financial controls. The board should have one or more directors with specific expertise in financial accounting and corporate finance, especially with respect to trends in debt and equity markets.

         Business Judgment - Stockholders rely on directors to make sensible choices on their behalf. The majority of directors should have a record of making good business decisions in the corporate sector.

         Management - To monitor corporate management, the board needs to understand management trends in general and industry trends in particular. The board should have one or more directors who understand and stay current on general management "best practices" and their application in complex, rapidly evolving business environments.

         Crisis Response - Organizations inevitably experience both short and long-term crises. The ability to deal with crises can minimize ramifications and limit negative impact on firm performance. Boards should have one or more directors who have the ability and time to perform during periods of both short-term and prolonged crises.

         Industry Knowledge - Companies continually face new opportunities and threats that are unique to their industries. The board should have one or more members with appropriate and relevant industry-specific knowledge.

         International Markets - To succeed in an increasingly global economy, the board should have one or more directors who appreciate the importance of global business trends and who have first-hand knowledge of international business experience in those markets.

         Leadership - Ultimately, a company's performance will be determined by the directors' and CEO's ability to attract, motivate, and energize a high-performance leadership team. The board should have one or more directors who understand and possess empowerment skills and have a history of motivating high-performing talent.

         Strategy & Vision - A key board role is to approve and monitor company strategy to ensure the company's continued high performance. The board should have one or more directors with the skills and capacity to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, evaluating strategic decisions, and continuously challenging the organization to sharpen its vision.

         Changes in Professional Responsibility

         The board should consider whether a change in an individual's professional responsibilities directly or indirectly impacts that person's ability to fulfill directorship obligations. To facilitate the board's consideration, the board requires that the CEO and other inside directors submit a resignation as a matter of course upon retirement, resignation, or other significant change in professional roles and responsibilities. All directors should submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities. If the board believes that a director will continue to make a contribution to the organization, the continued membership of that director may be supported.

         Identification and Recruitment of Board Members

         One of the tasks of the nominating and governance committee is to identify and recruit candidates to serve on the board of directors. A list of candidates shall be presented to the board for nomination and to the stockholders for consideration. The committee may at its discretion seek third-party resources to assist in the process. The CEO will be included in the process on a non-voting basis. The nominating and governance committee will make the final recommendation to the board.

         Independent Directors

         A substantial majority of the board of directors should be independent. An independent director is defined as a director who:

         o has not been employed by the company in an executive capacity within the last five years

         o is not, and is not affiliated with a company that is, an adviser, or consultant to the company or a member of the company's senior management

         o is not affiliated with a significant customer or supplier of the company

         o has no personal services contract(s) with the company, or a member of the company's senior management

         o is not affiliated with a not-for-profit entity that receives significant contributions from the company

         o within the last five years, has not had any business relationship with the company (other than service as a director) for which the company has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission as currently in effect

         o is not employed by a public company at which an executive officer of the company serves as a director

         o has not had any of the relationships described above with any affiliate of the company

         o is not a member of the immediate family of any person described above

         Outside Directorships

         The CEO and senior management of Nuevo should limit outside directorships to one or two; non-employee directors who are employed on a full-time basis should limit other directorships to three or four; and retired executives should limit other directorships to five or six.

         Directors are expected to attend all board and committee meetings in person or by phone. Directors shall be prepared by reviewing in advance all materials and be present at the meeting in person or by phone until its adjournment.

         Compensation of Directors

         In order to align the interests of directors and stockholders, Directors will be compensated in the form of cash and company equity only, with equity constituting a substantial portion of the total up to 100%.

         Direct Investment in the Company Stock by Directors

         Since a significant ownership stake leads to a stronger alignment of interests between directors and stockholders, each director is required to personally invest at least $100,000 in company stock within 3 years of joining the board. Exceptions to this requirement may only be made by the board under compelling mitigating circumstances.

         Service Limitations of Directors

         In order to replenish the board with fresh approaches to managing the company, the maximum board tenure shall be 15 years.

         A Board member may not stand for reelection after age 70, but need not resign until the end of his or her term.

         In order to retain freshness in the process and to give new management the unfettered ability to provide new leadership, a retiring CEO shall not continue to serve on the board.

BOARD ORGANIZATION

         Board Size

         In general, smaller boards are more cohesive, work better together and tend to be more effective monitors than larger boards. Therefore, the board shall be composed of six to twelve members. However, in order to accommodate the availability of an outstanding candidate the number of positions on the board may be expanded.

         Committee Structure

         It is the general policy of the company that all major decisions will be considered by the board as a whole. As a consequence, the committee structure of the board is limited to those committees considered to be basic to or required for the operation of the company as a publicly-owned entity. Standing committees shall include audit, compensation, and nominating and governance. All of the committees shall be composed solely of independent directors. The board may form other committees as it determines appropriate.

         Independent Chair

         The board believes that the company is best served by unifying the positions of Chairman and CEO. This structure provides a single leader with a single vision for the company and results in a more effective organization.

BOARD OPERATIONS

         Board Access to Senior Management

         Board members have full access to senior management and to information about the corporation's operations. Except in unusual circumstances, the CEO should be advised of significant contacts with senior management.

         Board Ability to Retain Advisors

         The board shall retain advisors as it believes to be appropriate. If management is retaining advisors to the board, such decision must be ratified by the board. Individual directors should not retain their own advisors except in exceptional circumstances.

         Material in Advance of Meetings

         The board must be given sufficient information to fully exercise its governance functions. This information comes from a variety of sources, including management reports, a comparison of performance to plans, security analysts' reports, articles in various business publications, etc. Generally, board members will receive information prior to board meetings so they will have an opportunity to reflect properly on the items to be considered at the meeting.

         The board will ensure that adequate time is provided for full discussion of important items and that management presentations are scheduled in a manner that permits a substantial proportion of board meeting time to be available for open discussion.

         Executive Session

         Time will be allotted at the end of each board meeting for an executive session involving only the independent directors.

         Evaluation of CEO

         The selection and evaluation of the chief executive officer and concurrence with the CEO's selection and evaluation of the corporation's top management team is the most important function of the board. In its broader sense, "selection and evaluation" includes considering compensation, planning for succession and, when appropriate, replacing the CEO or other members of the top management team. The performance of the CEO will be reviewed at least annually without the presence of the CEO or other inside directors. The board should have an understanding with the CEO with respect to criteria on which he or she will be evaluated, and the results of the evaluation will be communicated to the CEO.

         Management Development

         The CEO will report annually to the board on the company's program for management development.

         Succession Plan

         CEO succession is a board-driven, collaborative process. Although the current CEO has an important role to play, the board must develop its own plan for succession while collaborating with the CEO in deciding the timing and the necessary qualifications for making a final decision.

         Outside Contacts

         The board believes that the management speaks for the company. Individual board members may, from time to time at the request of management, meet or otherwise communicate with various constituencies that are involved with the company. If comments from the board are appropriate, they should, in most circumstances, come from the Chairman; however, this does not preclude directors, in the exercise of their fiduciary duties and subject to confidentiality constraints, from communicating with stockholders or others.

STOCKHOLDER RIGHTS

         Annual Election of Directors

         In order to create greater alignment between the board's and our stockholder's interests and to promote greater accountability to the stockholders, directors shall be elected annually.

         Stockholder Rights Plan

         The company believes that in the hands of a properly aligned and properly governed board, a Terminatable Stockholder Rights Plan is in the best interests of all stockholder's. Because the board acknowledges that conditions change, the nominating and governance committee of the board will undertake a complete review of the efficacy of the company's stockholder rights plan every three years.

================================================================================
PROPOSAL I.  ELECTION OF DIRECTORS:
--------------------------------------------------------------------------------

         Our certificate of incorporation currently provides for a board of directors divided into three classes of nearly equal size, designated as Class I, Class II and Class III. Directors are elected to serve three year terms. At the 1999 annual meeting, Class III directors are being elected for a three year term which will end at the annual meeting in 2002. The nominating and governance committee has nominated Robert L. Gerry III, David Ross III and David H. Batchelder to serve as Class III directors.

         In proposal II, we are asking our stockholders to declassify our board of directors so that all of our directors are elected annually. If proposal II is approved by stockholders, all of our directors will stand for re-election at the 2000 annual meeting and at each annual meeting thereafter.

================================================================================
INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

         The following is information about our directors and executive officers. In the following materials "options owned" includes all options owned by the director, even those which have not vested.

DIRECTORS
                                   ISAAC ARNOLD, JR.

         [picture of Mr. Arnold]   62 years old
                                   Director since 1990
                                   Shares owned directly and indirectly: 40,820
                                   Options owned: 56,250
                                   Board committees:  Audit, compensation
                                   Relationship to Nuevo: None, other than as a director

BIOGRAPHICAL INFORMATION

         Since 1984, Mr. Arnold has been chairman of the board of Quintana Petroleum Corporation, a privately held production company which does not compete with Nuevo. He is also chairman of the board of Legacy Trust Company. He has been a director of Cullen Center Bank & Trust since its inception in 1969 and is a director of Cullen/Frost Bankers, Inc. Mr. Arnold is a trustee of the Museum of Fine Arts and The Texas Heart Institute. Mr. Arnold received his B.B.A. from the University of Houston in 1959.

WHY DID YOU JOIN NUEVO'S BOARD IN 1990?

         I have been involved in the energy industry for many years. In 1990, I saw Nuevo as an exciting young entrepreneurial company that was trying to do things differently. It has been a gratifying experience to watch this company grow into the organization it is today and I am equally excited about our future.

                                   THOMAS D. BARROW

         [picture of Mr. Barrow]   55 years old
                                   Director since 1990
                                   Shares owned: 30,800
                                   Options owned: 56,250
                                   Board committees: Audit
                                   Relationship to Nuevo: None, other than
                                   as a director

BIOGRAPHICAL INFORMATION

         Mr. Barrow is president of Barrow Energy Corporation, a position he has held since its formation in 1988. Barrow Energy is a privately held company in the business of exploring for oil and gas primarily in East Texas which does not compete with Nuevo. Mr. Barrow is also a founder and director of Bargo Energy Company, a private company engaged in the acquisition of oil and gas properties and a director of Future Petroleum Corporation, a small public oil and gas company. Neither Bargo nor Future compete with Nuevo.

WHY DID YOU JOIN NUEVO'S BOARD IN 1990?

         I joined Nuevo's board because I believed in the concept of an opportunistic acquisition company with low overhead due to outsourcing being able to create significant shareholder value. We have in fact been able to do just that and I think we've been good stewards of our shareholders' investments.

                                        DAVID H. BATCHELDER

     [picture of Mr. Batchelder]        49 years old
                                        Director since 1999
                                        Shares owned:  1,914,300 (beneficially
                                        through Relational partnerships)
                                        Options owned:  0
                                        Board committees:  None
                                        Relationship to Nuevo:  None, other
                                        than as a director

BIOGRAPHICAL INFORMATION

         Mr. Batchelder has been chairman and chief executive officer of Batchelder & Partners, Inc., a financial advisory and investment banking firm, since 1988. He also has been a managing member of Relational Investors LLC, the general partner of an active investment fund, since March 1996. Mr. Batchelder is also a director of Morrison Knudson Corporation and Apria Healthcare Group Inc. Mr. Batchelder received a B.S. in accounting from Oklahoma State University in 1971 and is a certified public accountant.

WHY DID YOU JOIN NUEVO'S BOARD IN 1999?

         I joined Nuevo's board of directors because I believe that board representation by a substantial shareholder with no conflicts of interests with other shareholders is consistent with sound corporate governance and positively impacts board dynamics. I expect to utilize my substantial industry experience to assist the company in responding to a difficult commodity pricing environment.

                                        CHARLES M. ELSON

[picture of Mr. Elson]                  39 years old
                                        Director since 1998
                                        Shares owned: 2,778
                                        Options owned: 11,250
                                        Board committees:  Compensation
                                        (chairman), nominating and governance
                                        Relationship to Nuevo: None, other than
                                        as a director

BIOGRAPHICAL INFORMATION

         Mr. Elson has been a professor of law at Stetson University College of Law since 1990 and serves as of counsel to the law firm of Holland & Knight (since 1995). He is a member of the American Law Institute and the Advisory Council and Commissions on Director Compensation, Audit Committees, and Director Professionalism of the National Association of Corporate Directors. Mr. Elson is widely regarded as an expert on corporate governance and has served on panels and blue ribbon commissions on such issues as executive compensation, director compensation, director professionalism, chief executive officer succession and others. He is a trustee of Talledega College and a Salvatori Fellow of the Heritage

Foundation. Mr. Elson currently serves as a director of Sunbeam Corporation, a consumer products company, a position he has held since 1996. He also served as a director of Circon Corporation, a medical products manufacturer, from 1996 until its sale in 1999. Mr. Elson received his B.A. from Harvard College in 1981 and his J.D. from the University of Virginia in 1985.

WHY DID YOU JOIN NUEVO'S BOARD IN 1998?

         I was attracted to Nuevo because I sensed a true desire on the part of its board and senior management to be a leader among public companies in terms of corporate governance. The nominating and governance committee on which I serve has just published Nuevo's corporate governance guidelines after much work and discussion. This document clearly positions Nuevo on the leading edge of shareholder-oriented governance and I believe will result in increased shareholder wealth in the long run.

                                        DOUGLAS L. FOSHEE

     [picture of Mr. Foshee]            39 years old
                                        Director since 1997
                                        Shares owned:  28,448
                                        Options owned:  565,000
                                        Board committees:  None
                                        Relationship to Nuevo: None, other than
                                        as chairman, president and chief
                                        executive officer

BIOGRAPHICAL INFORMATION

         Mr. Foshee became a director of Nuevo in 1997 concurrent with his assumption of the position of president and chief executive officer in August. In December 1997, Mr. Foshee was also appointed chairman of the board of directors. Mr. Foshee served from 1993 until 1997 in various capacities for Torch Energy Advisors Incorporated ("Torch"), including vice president special projects, executive vice president acquisitions and financial analysis, president, chief operating officer, and ultimately chief executive officer. Prior to his tenure at Torch, Mr. Foshee was employed by ARCO International Oil and Gas Company in various positions in finance and new business ventures. His finance background also includes seven years in commercial banking, primarily as an energy lender for major financial institutions. Mr. Foshee serves on the board of Small Steps Nurturing Center, and is a member of the Independent Petroleum Association of America, the National Petroleum Council, and the Council of Overseers for the Jones Graduate School at Rice University. Mr. Foshee received his B.B.A. from Southwest Texas State University in 1982 and his M.B.A. from the Jesse H. Jones Graduate School at Rice University in 1992. He is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University (1991).

WHY DID YOU JOIN NUEVO IN 1997?

         I had a unique perspective on Nuevo in 1997, having served as the chief executive officer of Nuevo's largest service provider, Torch Energy Advisors. I also ran Torch's acquisitions department during many of Nuevo's most significant acquisitions, including having direct responsibility for negotiating the $480 million acquisition in 1996 of the company's California assets. So I knew a great deal about the company's assets and I had worked with most of Nuevo's talented staff for many years. That made my decision easy. Nuevo is endowed with great assets and great people. I thought that I was uniquely qualified to lead this incredible company.

                                        ROBERT L. GERRY III

      [picture of Mr. Gerry]            61 years old
                                        Director since 1990
                                        Shares owned:  6,500
                                        Options owned:  276,250
                                        Board committees:  None
                                        Relationship to Nuevo: Served as Nuevo's vice chairman from 1994 to 1997 and president and chief operating officer from 1990 to 1994

BIOGRAPHICAL INFORMATION

         Since 1997, Mr. Gerry has been chairman of the board of directors and chief executive officer of Vaalco Energy, Inc., a public independent oil and gas company which does not compete with Nuevo. From 1994 to 1997, Mr. Gerry was vice chairman of Nuevo. Prior to that, he was president and chief operating officer of Nuevo since its formation in 1990. Mr. Gerry currently serves as a trustee of Texas Children's Hospital.

WHY DID YOU JOIN NUEVO IN 1990 AS ITS FIRST PRESIDENT?

         We believed we had a unique opportunity to grow an underperforming limited partnership into a powerhouse independent oil and gas company. We felt we could build value by reinvesting income in prudent acquisitions and drilling opportunities. Our vision was correct and Nuevo exceeded our wildest dreams. Absurdly low commodity prices have once again offered a rare opportunity for thoughtful management to build a solid company into a major independent. The time is now and we are ready.

                                GARY R. PETERSEN

     [picture of Mr. Petersen]          52 years old
                                        Director since 1990
                                        Shares owned:  2,500
                                        Options owned:  18,750
                                        Board committees: Audit and compensation
                                        Relationship to Nuevo: In addition to
                                        participation on the board, Mr. Petersen is a principal in a company which participated with a group of lenders in 1992 in lending $12 million to a joint venture in which Nuevo was an owner.
                                        That loan was repaid in full in 1997.

BIOGRAPHICAL INFORMATION

         Mr. Petersen is a co-founder and has been a partner of EnCap Investments, Inc., a firm which provides capital in the form of both debt and equity to the energy industry. From 1984 to 1988, he served as senior vice president and manager of the corporate finance division of the energy banking group for RepublicBanc Houston. From 1979 to 1984, he was executive vice president and a director of Nicklos Oil and Gas Company. He also served as a group vice president in the petroleum and minerals division of RepublicBanc Dallas. He is a member of the board of Harken Energy Corporation, Energy Capital Investment Company, Equus II Incorporated and the Petroleum Club of Houston. Mr. Petersen received his B.B.A from Texas Tech University in 1968 and his M.B.A. from Texas Tech University in 1970.

WHY DID YOU JOIN NUEVO'S BOARD IN 1990?

         Nuevo is my kind of company. We take a different approach to the exploration and production business. We manage this company's assets as a portfolio, much like we do at EnCap where we serve institutional investors in a different capacity. I think that's the right way to go about this business and I think that's to a large degree why Nuevo has been so successful.

                                        DAVID ROSS III

     [picture of Mr. Ross]              58 years old
                                        Director since 1997
                                        Shares owned: 10,000
                                        Options owned: 11,250
                                        Board committees: Nominating and
                                        governance (chairman)
                                        Relationship to Nuevo: None, other than
                                        as a director

BIOGRAPHICAL INFORMATION

          Mr. Ross is a private investor. From 1987 to 1993, Mr. Ross was chairman and chief executive officer of Sterling Consulting Group, which provided corporate planning, treasury management and economic evaluation to the oil and gas industry. He was a principal of The Sterling Group, a firm specializing in leveraged buyouts, from 1986 to 1987. He currently serves on the Council of Overseers and is an Adjunct Professor of Finance at the Jesse H. Jones Graduate School of Administration at Rice University, where he has served since 1994 and 1979, respectively. Mr. Ross is a member of the board of Cooper Cameron Corporation, an oilfield services equipment manufacturer. He also serves as vice president and a board member of Da Camera of Houston, a nonprofit arts organization. Mr. Ross received his B.A. from Yale University in 1962 and his M.B.A. from Harvard University in 1970.

WHY DID YOU JOIN NUEVO'S BOARD IN 1997?

         I teach a finance course at Rice University which Doug Foshee attended, so I was familiar with him, but not with Nuevo when I was approached in 1997 to join the board. After meeting with management and the board as a whole, I was convinced that this was a company that would succeed over the long term. I was particularly impressed by the company's efforts to align compensation with shareholder objectives. My experience in different industries tells me that when management is on the hook financially, good things tend to happen.

                                        ROBERT W. SHOWER

     [picture of Mr. Shower]            61 years old
                                        Director since 1998
                                        Shares owned: 10,000
                                        Options owned: 11,250
                                        Board committees: Audit (chairman),
                                        nominating and governance
                                        Relationship to Nuevo: None, other than
                                        as a director

BIOGRAPHICAL INFORMATION

         Mr. Shower served as executive vice president and chief financial officer of Seagull Energy Corporation, an oil and gas company, from 1994 until his retirement in 1996. From 1992 to 1994, he served as Seagull's senior vice president and chief financial officer. From 1991 to 1992, Mr. Shower served as senior vice president, corporate development, for Albert Fisher, Inc., a company engaged in produce distribution. Mr. Shower served for 10 years as chief financial officer for the Williams Companies and also served on its board from 1977 to 1986. Mr. Shower currently serves on the boards of Lear Corporation, one of the world's largest automotive suppliers; Breed Technologies, a worldwide leader in automotive occupant safety systems; Highlands Insurance Group, Inc.; and Edge Petroleum Corporation, a technology-oriented exploration company. Mr. Shower received his B.S. from the University of Tulsa in 1960. He also attended the Program for Management Development at Harvard Business School in 1972.

WHY DID YOU JOIN NUEVO'S BOARD IN 1998?

         In my capacity as chief financial officer at Seagull Energy, I worked with Bob King, who subsequently became Nuevo's chief financial officer. So I had some familiarity with Nuevo when I was approached by the board. I was convinced after meeting the board and members of the management team that they were doing some exciting things. The company has great assets, albeit at depressed valuations currently, and a talented and motivated group of employees who are very focused on creating shareholder value.

ELECTION OF MR. BATCHELDER

         David H. Batchelder is a managing member of Relational Investors LLC. Relational Investors LLC is the general partner of partnerships which, based on filings they made with the SEC, in the aggregate, own 1,914,300 shares of our common stock, or approximately 9.6% of our outstanding common stock. In December 1998, Mr. Batchelder notified us of his intention to stand for election to our board of directors at the 1999 annual meeting. Mr. Batchelder advised us of his view that, despite the steps we had taken to add independent directors to our board, Nuevo's corporate governance and responsiveness to shareholders would be enhanced by the addition to the board of a representative of one of our largest stockholders.

         Mr. Batchelder's request was forwarded to our nominating and governance committee for consideration. Following a number of conversations between members of our nominating and governance committee and Mr. Batchelder, we entered into an agreement with Relational Investors, LLC on March 1, 1999. In the agreement, our nominating and governance committee agreed to consider a proposed director nominated by Relational because Relational is one of our largest stockholders and our desire was to avoid the expense and distraction of a possible proxy contest. We expect that Mr. Batchelder will be appointed to our board of directors at the March 1999 regular meeting. After his appointment to the board, Relational has agreed not to make any director nominations at the 1999 annual meeting.

         When he is appointed to our board of directors, Mr. Batchelder will sign an irrevocable letter of resignation which provides that if a majority of our directors, in good faith, determines that acceptance of his resignation is necessary to enable us to pursue our strategic alternatives in a manner which our board of directors reasonably believes to be in the best interests of our stockholders, the resignation will become effective.

         In the agreement, Relational agrees that for so long as Mr. Batchelder is on our board of directors and for 90 days thereafter, Relational will not seek additional representation on our board of directors or make proposals to our stockholders. If, however, Mr. Batchelder resigns, other than a resignation pursuant to the irrevocable resignation described above, 90 days or more prior to an annual meeting, or if the irrevocable resignation is exercised by our board of directors, then Relational will be allowed to propose directors and other matters at our next annual meeting, if the proposals are made within 15 days of the resignation. We agreed that provisions of our certificate of incorporation which require advanced notice of these proposals would not be applicable to a director nomination or proposal by Relational in these circumstances.

         Relational has also agreed that for so long as Mr. Batchelder is a member of our board, Relational will not, and will not permit its affiliates and associates, to discuss or negotiate with any industry participant, the strategic alternatives available to us, or any mergers, sales of assets or other similar transactions.

EXECUTIVE OFFICERS

         Robert M. King, 38, joined us as senior vice president and chief financial officer in January 1996. Prior to that, Mr. King was vice president, corporate development and treasurer of Seagull Energy Corporation, which he joined in 1990 after having spent over seven years in energy finance with The First National Bank of Chicago and Mellon Bank, N.A. Mr. King has a B.A. in economics and political science from Southern Methodist University and an M.B.A. in finance from the Cox School of Business at Southern Methodist University.

         Michael P. Darden, 41, joined us as vice president - business development in May 1998. Prior to that he was special counsel for Baker & Botts, L.L.P., a law firm, since 1993, where his practice focused on international and domestic oil and gas ventures, asset acquisitions and sales, and energy-based financings. Mr. Darden was employed by Hunt Oil Company from 1990 to 1993 where he was senior international counsel. From 1988 to 1990, he was employed by BHP Petroleum (Americas) Inc. as attorney-international/offshore and from 1986 to 1988 he was employed by Tenneco Oil Company as senior international negotiator. Mr. Darden has worked extensively on petroleum projects outside the United States and in all regions of the world. His experience encompasses petroleum projects at all stages, working with governments, industry partners, contractors, suppliers, lenders and insurers. Mr. Darden received a B.B.A. in Petroleum Land Management from The University of Texas in 1980 and a J.D. from the University of Houston Law Center in 1986.

          Robert S. Gaston, 48, has been vice president - exploration since 1995, and an officer of one of our subsidiaries since April 1993. Mr. Gaston became a geophysical consultant and partner for the firm of Morrison and Gaston in May of 1979 where he remained until he became President of Paramount Petroleum Co., Inc. in April of 1993. Mr. Gaston's 26 years of experience with independent and major oil and gas companies began with Western Geophysical Co. of America in 1971, then Getty Oil Company in 1973 and Diamond Shamrock as a district geophysicist in 1975. Mr. Gaston graduated summa cum laude from Louisiana Tech with a B.S. in physics in 1971.

         Dennis A. Hammond, 43, joined us as vice president - engineering in 1990. In 1983, he was a co-founder of IDM Engineering, Inc., a petroleum engineering consulting firm. He has held various reservoir engineering positions with Chevron and Pogo Producing Company. He holds a B.S. degree in petroleum engineering from Texas A&M University and is a registered professional engineer in the State of Texas. Mr. Hammond is a member of the Society of Petroleum Engineers and the American Petroleum Institute.

         Sandra D. Kraemer, 31, has been our controller since 1993 and our corporate secretary since 1997. Prior to 1993, she was employed by Torch Energy Advisors Incorporated since 1991. From 1990 to 1991, Ms. Kraemer was employed by Price Waterhouse in its audit department, specializing in the oil and gas industry. She graduated summa cum laude from Stephen F. Austin State University with a B.B.A. in accounting in 1990 and is a certified public accountant.

         All executive officers and directors of the Company are United States citizens.

================================================================================
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
--------------------------------------------------------------------------------

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the SEC and the New York Stock Exchange reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than ten percent stockholders are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms they filed with the SEC. Based on a review of the copies of such reports furnished to us, we believe that all reporting obligations under Section 16(a) were satisfied.

================================================================================
OPERATION OF OUR BOARD OF DIRECTORS
--------------------------------------------------------------------------------

         Our board of directors has regularly scheduled quarterly meetings, and has special meetings as necessary. Each non-officer director receives an annual fee of $30,000 for service on the board and a semi-annual grant of 10-year options to purchase 3,750 shares of common stock, with an exercise price equal to the closing price of our common stock on the date of grant. During 1998, the board of directors of the company held six meetings and each director attended at least 75% of the meetings.

         AUDIT COMMITTEE. The audit committee recommends the appointment of independent public accountants to conduct audits of our financial statements, reviews with the accountants the plan and results of the auditing engagement, approves other professional services provided by the accountants and evaluates the independence of the accountants. The audit committee also reviews the scope and results of the company's procedures for internal auditing and the adequacy of our system of internal accounting controls. In addition, the audit committee also reviews our corporate disclosure policies and procedures. Members are Messrs. Shower (chairman), Arnold, Barrow, and Petersen. The audit committee held six meetings during 1998.

          COMPENSATION COMMITTEE. The compensation committee approves the compensation of officers, administers the bonus plan for key employees, makes recommendations to the board regarding any present or future employee incentive stock option plans and, pursuant to our stock option plans, awards stock options to those key employees who have been recommended by management. Members are Messrs. Elson (chairman), Arnold and Petersen. The compensation committee met twice in 1998.

         NOMINATING AND GOVERNANCE COMMITTEE. The duties of our nominating and governance committee include recommending the appropriate size of our board, establishing and reviewing the qualification, compensation, stock ownership and mandatory resignation and tenure of our directors. Our nominating and governance committee also periodically evaluates our board and management's communication with the board. The members of the nominating and governance committee are Messrs. Ross (chairman), Elson and Shower. The nominating and governance committee met twice in 1998.

================================================================================
TRANSACTIONS WITH RELATED PERSONS
--------------------------------------------------------------------------------

         In January 1995, Nuevo loaned International Testing Services, Inc. ("International Testing"), a company involved in the safety testing of oil and gas pipelines, the sum of $500,000. The president of International Testing is John B. Connally III, a former director until his resignation in January 1998. The loan bears interest at the rate of 2.5% over the prime rate. The loan was initially due on July 1, 1995 and was extended to May 1997. The loan is unsecured and subordinated to certain existing indebtedness. Outstanding principal on the loan as of January 15, 1998 was $500,000. International Testing filed for bankruptcy protection in 1998. The loan was written off for financial reporting purposes in December 1997. In connection with the loan, Nuevo acquired a five-year warrant to acquire 350,000 shares of International Testing common stock, the exercise price of which is substantially in excess of the current market price of such common stock.

================================================================================
EXECUTIVE COMPENSATION:
--------------------------------------------------------------------------------

         The following summary compensation table sets forth cash compensation for the past three years for our chief executive officer and our four other most highly compensated executive officers in 1998.


                              NUEVO ENERGY COMPANY
                           Summary Compensation Table

                                                                                                            LONG-TERM
                                                                                        RESTRICTED        COMPENSATION-
   NAME AND PRINCIPAL POSITION          YEAR          SALARY            BONUS          STOCK AWARDS          OPTIONS
   ---------------------------          ----          ------            -----          ------------          -------
Douglas L. Foshee                       1998       $  375,000        $       --        $        --              220,000(2)
     Chairman, Chief Executive          1997         143,466(1)         317,500                 --              330,000
     Officer and President

Robert M. King                          1998           160,000           30,000                 --               66,250
     Senior Vice President and          1997           160,000          130,000             79,856               32,500
     Chief Financial Officer            1996           156,970          178,000             95,750               70,000

Dennis A. Hammond                       1998           160,000               --                 --               66,250
     Vice President - Engineering       1997           160,000          130,000             79,856               32,500
                                        1996           140,000          162,000             95,750               40,000

Robert S. Gaston                        1998           160,000               --                 --               66,250
     Vice President - Exploration       1997           160,000          130,000             39,928               32,500
                                        1996           150,000           75,000             47,875               15,000

Michael P. Darden                       1998            99,950(3)       100,000(4)              --               91,250
     Vice President - Business
     Development

----------
(1) Mr. Foshee became an employee in August 1997. Information regarding Mr. Foshee is for periods during which he was employed by Nuevo.

(2) Mr. Foshee was granted 100,000 options in August of 1998 as part of his employment agreement.

(3) Mr. Darden became an employee in May 1998. Information regarding Mr. Darden is for the periods during which he was employed by Nuevo.

(4) Mr. Darden was hired by us in May 1998 and was paid a signing bonus of $100,000. Mr. Darden contributed 75% of the bonus to the company's deferred compensation plan in order to purchase shares of Nuevo common stock.

         The following table sets forth certain information concerning grants of options to purchase our common stock made during 1998 to the executive officers named in the summary compensation table. The exercise price of options granted to our executive officers is the closing price of the common stock on the date of grant.

                            1998 Stock Option Grants

                                                       % OF TOTAL
                                        NUMBER OF       OPTIONS        PER SHARE                       GRANT DATE
                                         OPTIONS       GRANTED TO       EXERCISE       EXPIRATION        PRESENT
                NAME                     GRANTED       EMPLOYEES         PRICE           DATE           VALUE(1)
                ----                    ---------      ----------      ---------       ----------       --------
Douglas L. Foshee...............          130,000(2)      11.6%        $  21.31         08/11/08      $  1,391,000
                                           81,000          7.2%           11.13         12/14/08           451,980
                                            9,000          0.8%           16.13         12/14/08            39,690

Robert M. King..................           16,250          1.5%           21.31         08/11/08           173,875
                                           45,000          4.0%           11.13         12/14/08           251,100
                                            5,000          0.4%           16.13         12/14/08            22,050

Dennis A. Hammond...............           16,250          1.5%           21.31         08/11/08           173,875
                                           45,000          4.0%           11.13         12/14/08           251,100
                                            5,000          0.4%           16.13         12/14/08            22,050

Robert S. Gaston................           16,250          1.5%           21.31         08/11/08           173,875
                                           45,000          4.0%           11.13         12/14/08           251,100
                                            5,000          0.4%           16.13         12/14/08            22,050

Michael P. Darden...............           25,000          2.2%           35.88         05/11/08           450,250
                                           16,250          1.5%           21.31         08/11/08           173,875
                                           45,000          4.0%           11.13         12/14/08           251,100
                                            5,000          0.4%           16.13         12/14/08            22,050

----------
(1) We calculated the grant date present value using the "Black Scholes" model, a widely accepted method of valuing options. This valuation model is hypothetical; the actual value, if any, depends on the excess of the market price of the shares over the exercise price on the date the option is exercised. If the market price does not increase above the exercise price, compensation to the grantee will be zero. The Black-Scholes option pricing model is a mathematical formula used for estimating option values that incorporates various assumptions. The "Grant Date Present Value" set out in the above table is based on the following assumptions: (a) a ten-year option term; (b) 50.9% expected future annual stock volatility for the options; (c) a risk-free rate of return of 5.0% for the options granted; and (d) no expected dividend yield. The above model does not include any reduction in value for non-transferability, forfeiture or vesting of options.

(2) Mr. Foshee was granted 100,000 options in August of 1988 as part of his employment agreement.

          During 1998, we repriced options owned by our employees who are not officers. These options had been granted over a number of years. Under the SEC's rules for preparing the option grant table, we treat all of the repriced options as having been granted in 1998. As a result, the amounts set forth under "% of total options granted to employees" are lower for the named executive officers than they would have been had we not repriced options.

         The following table shows the number of options owned by our named executives. Options in the column marked "unexercisable" are subject to vesting and will be forfeit if the named executive's employment with us is terminated for certain reasons. The value of unexercised options is calculated using an $11.50 per share closing price for our stock on December 31, 1998. None of our named executives exercised options in 1998.

                                                                               VALUE OF UNEXERCISED IN-THE-MONEY
                                       NUMBER OF UNEXERCISED OPTIONS            OPTIONS AT DECEMBER 31, 1998(1)
                                      ---------------------------------        ---------------------------------
   NAME                               EXERCISABLE         UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE
   ----                               -----------         -------------        -----------        --------------
Douglas L. Foshee                         435,000               130,000            --          $       30,375

Robert M. King                             69,650                83,750            --                  16,875

Dennis A. Hammond                          81,855                83,750            --                  16,875

Robert S. Gaston                           70,000                83,750            --                  16,875

Michael P. Darden                          25,000                66,250            --                  16,875

(1) Based on 11.50 per share which was the closing price per share of our common stock on the New York Stock Exchange Composite Tape on December 31, 1998.


================================================================================
COMPENSATION COMMITTEE REPORT:
--------------------------------------------------------------------------------

         Our compensation committee consists of three directors who are not employees or executive officers. The members of the compensation committee in 1998 were Mr. Elson, who was chairman, and Messrs. Arnold and Petersen.

OUR EXECUTIVE COMPENSATION PROGRAM

         Our executive compensation program reflects a policy of attracting highly qualified executives who strive to achieve outstanding individual performance and who collectively seek outstanding corporate and share price performance versus that of peer group companies. The committee believes that Nuevo should seek executives who desire a work environment characterized by a high level of "at-risk" compensation, which rewards excellent performance and aligns overall compensation with the objectives of our stockholders. Accordingly, our compensation system consists of the following elements:

                  BASE SALARY. The base salaries for our named executive officers are established by employment agreements with those officers. The base salaries in these agreements are intended to represent approximately 50% to 60% of the executives' total salary and cash bonus.

                  INCENTIVE BONUS. Under the employment agreements with most of our executives, bonuses are awarded at the discretion of the compensation committee. It is the committee's overall objective that the sum of base salaries plus cash bonuses should generally be at or about the 50th to 60th percentile of peer group companies.

                  STOCK OPTIONS. Each of our employees receives stock options as a component of his or her compensation, in order to align the interests of employees with those of our stockholders. The number of options granted to an employee is based on the committee's view of the employee's capacity to impact the value of Nuevo's shares. We believe that because we outsource non-strategic functions, resulting in substantially fewer employees eligible to receive options, we have a substantial advantage over peer companies in the number of options that we can grant to our employees. It is the committee's overall objective that the sum of base salaries plus incentive bonuses plus options should generally compare at or about the 80th to 90th percentile of peer group companies.

         During 1997, the compensation committee established a stock ownership program for its senior executives that provides incentives for each executive to achieve and maintain a targeted level of ownership of Nuevo common stock. These target levels of ownership are set by the committee for each executive. Counted against this stock ownership are shares owned directly by the executive or owned beneficially through an immediate family member, including shares acquired through the exercise of options and shares acquired through our deferred compensation and 401(k) plans. Shares that may be received upon exercise of options do not count toward the ownership objectives. Under the program, each executive's common stock ownership is reported to the committee twice a year. An executive's progress toward meeting stated ownership objectives is a meaningful element of his performance review.

OVERVIEW

         1998 was a difficult year for Nuevo. Oil prices during 1998 and into 1999 have reached historic lows when adjusted for inflation. Because a substantial part of our oil production is heavy oil, these low prices affected our revenues and cash flows more than conventional oil and gas producers. Our executive team, however, has positioned us to survive this low price environment and, as importantly, positioned Nuevo to benefit quickly when oil prices return to normal levels. For example, during 1998 we completed an offering of $100 million of senior subordinated notes which mature in 2008. These notes more closely align our indebtedness with the long lives of our assets. In addition, we sold our East Texas gas properties for a very attractive price. These transactions reduced our net bank debt to zero following the closing of the sale of the East Texas assets and application of proceeds. Additionally, even with a reduced capital expenditure budget, we replaced our 1998 production without making any material acquisitions.

         CHIEF EXECUTIVE OFFICER. Douglas L. Foshee was appointed chief executive officer in August 1997, at which time he entered into an employment agreement providing for a base salary of $375,000 during 1998. Mr. Foshee did not receive a bonus during 1998 because of Nuevo's share price performance. Mr. Foshee was granted options to purchase 90,000 shares of common stock.

         KEY EXECUTIVE OFFICERS. The compensation committee continues to review on an individual level each such executive's leadership in his area of expertise, and also evaluates years of service, experience level, position and general economic and industry conditions. However, no specific weight is assigned to these factors. The committee also studies peer group compensation levels for comparable positions. With respect to bonus compensation, the committee has historically followed a philosophy of allocating a significant portion of the total compensation paid to executive officers as "at risk" compensation in order to emphasize pay for performance.

         During 1998, our executive officers were not granted incentive bonuses due to our share price performance. Mr. King received a cash bonus payment of $30,000 under his employment contract, and Mr. Darden received a bonus of $100,000 in connection with his acceptance of employment with us in 1998.

         Base salaries for 1999 were not increased for the second consecutive year.

STOCK BASED COMPENSATION

         The compensation committee believes the stock options that it has granted in the past, and those granted in 1998, serve a valuable purpose by attracting and retaining key executives, and encouraging increased job performance by the recipients of such grants. The committee bases the number of awards granted to executive officers on no predetermined formula, but rather on each individual's accomplishments, level of responsibility, and that person's impact on Nuevo's performance for the year.

         Messrs. Foshee, King, Hammond, Gaston and Darden, were granted a total of 220,000, 66,250, 66,250, 66,250, and 91,250 options in 1998, respectively.
Ten percent of these grants were made at a $5.00 premium to the market price on date of grant and the remainder were made at the market price of the common stock on the date of the grant.

EXECUTIVE EMPLOYMENT CONTRACTS

         In 1997, we entered into an employment contract with Mr. Foshee, our chief executive officer. The agreement provided for the following compensation during 1998:

         o        a base salary of $375,000,

         o discretionary bonuses based upon performance to be determined by our compensation committee,

         o reimbursement for membership fees to the Houston Center Club, the Petroleum Club and the Young Presidents Organization,

         o a grant of options to purchase 100,000 shares of our common stock on August 14, 1998, at a stock price equal to the closing price on that date.

         Mr. Foshee's employment agreement is terminable by either party but, in the event that his employment is terminated for reasons other than just cause or his voluntary resignation, we are obligated to pay him a sum equal to two times the aggregate of:

         o his salary for the twelve months immediately preceding the date of termination (less applicable withholdings and deductions required by law), plus

         o        any bonus paid to Mr. Foshee in the twelve-month period.

         In the agreement, just cause is generally defined as the failure to render services to Nuevo as provided in the agreement or the commission of fraud or other specified illegal acts.

         In 1998, we entered into a two year employment agreement with Robert M. King providing for the following compensation during 1998:

         o        an annual salary of $160,000,

         o        reimbursement for reasonable country club dues.

         Mr. King's employment agreement is terminable by either party but, in the event his employment is terminated for reasons other than just cause or at his option, we must pay him the greater of two times his annual salary and bonus or $320,000. Just cause has the same meaning in Mr. King's contract as in Mr. Foshee's.

         In 1997, we entered into identical employment agreements with Dennis A. Hammond and Robert S. Gaston providing for a monthly salary of $13,333.34, payable in semi-monthly installments and an annual discretionary bonus, stock option and stock bonus awards as determined by our compensation committee. Each of Mr. Hammond's and Mr. Gaston's Employment Agreement is for no definitive term and is terminable by either party at any time for any lawful reason. In the event that Mr. Hammond's or Mr. Gaston's employment is terminated as a result of a change of control, then each of Mr. Hammond and Mr. Gaston is entitled to receive two years salary and bonus (calculated based on the average of the last two year's bonus award) if they are not offered an equivalent job with our successor.

LONG-TERM INCENTIVE PLAN AWARDS

         We do not have a long-term incentive plan for our employees, other than the 1990 stock option plan and the 1993 stock incentive plan. Under the 1990 stock option plan and the 1993 stock incentive plan, our executive officers, directors and employees are eligible to receive awards of stock options or of shares of stock or other awards which have a value which increases or decreases with the price of our stock.

DEFERRED COMPENSATION PLAN

         During 1996, we adopted the Nuevo Energy Deferred Compensation Plan to encourage senior executive officers to personally invest in our shares. Executives at the level of vice president and above are eligible to participate in the plan. The plan allows our senior executives to defer all or a portion of their annual salaries and bonuses. Currently, such deferred salaries and bonuses must be invested in our common stock or a money market account until the employee satisfies the stock ownership criteria established by the compensation committee. After the stock ownership thresholds are met (the "target"), deferred amounts may be invested in any equity indexed investment selected by the compensation committee. Stock is acquired under the plan at a discount of 25% to the then current market price, and is subject to restrictions on transfer.

         The following table shows the targeted stock ownership amounts under our Deferred Compensation Plan. The shares owned column includes shares owned directly and indirectly in our 401(k) plan and deferred compensation plan, but does not include shares which may be issued pursuant to stock options.

  NAME                                                SHARES OWNED           TARGET
  ----                                                ------------           ------
Douglas L. Foshee.........................                28,448             46,875
Robert M. King............................                20,928             16,667
Dennis A. Hammond.........................                19,253             13,333
Robert S. Gaston..........................                19,883             13,333
Michael P. Darden.........................                 7,156             12,917

                                                CHARLES M. ELSON, CHAIRMAN
                                                ISAAC ARNOLD, JR.
                                                GARY R. PETERSEN

================================================================================
PERFORMANCE GRAPH
--------------------------------------------------------------------------------

         The following graph compares the yearly percentage change in our cumulative total stockholder return on our common stock to the total return on the New York Stock Exchange and the cumulative total return on a peer group of oil and gas exploration companies selected by us from January 1, 1994 until December 31, 1998.

                                     1993           1994           1995           1996           1997           1998
                                  ----------     ----------     ----------     ----------     ----------     ----------
Nuevo .........................        100.0          92.31         114.74         266.67         208.97          58.97
NYSE Market Index .............        100.0          98.06         127.15         153.16         201.50         239.77
Peer group ....................        100.0         110.89         169.84         211.88         151.22          63.78
WTI ...........................        100.0          92.97          99.57         119.10         111.53          78.08
Dow Jones Oil Secondary Index..        100.0         100.85         116.66         154.69         163.15         107.80

         For our proxy this year and in future years, we will include a comparison to a "peer group." In prior years, in addition to the NYSE market index, we included a comparison to the Dow Jones Oil Secondary Index. We have changed to a peer group in place of the secondary index because the secondary index included a number of companies which were not engaged in exploration and production of oil and gas. Our peer group is composed of the following companies: Benton Oil and Gas Company, Coho Energy, Inc., EEX Corporation, Forcenergy Inc., HS Resources, Inc., Newfield Exploration Company, Plains Resources Inc., Pogo Producing Company, Range Resources Corporation, Vintage Petroleum, Inc. and Triton Energy Ltd. We have also included the Dow Jones Oil Secondary Index this year for comparative purposes.

===============================================================================
PROPOSAL II:  AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS:
--------------------------------------------------------------------------------

         We are proposing three amendments to our certificate of incorporation and one conforming amendment to our bylaws. Adoption of one of the amendments is not contingent upon adoption of the other amendments, so you may vote for or against any or all of the amendments.

A.       DECLASSIFICATION OF THE BOARD OF DIRECTORS

         Our board of directors currently is divided into three classes. One class stands for election each year, and directors in a class are elected for three year terms. A classified board of directors may have the effect of making it more difficult for a person to acquire control of Nuevo since it may require two annual meetings to replace a majority of directors and acquire effective control over Nuevo.

         Our nominating and governance committee has determined that a classified board of directors, by limiting our stockholders' ability to control the composition of the board, may have the undesirable effect of making our board of directors less responsive to our stockholders. The nominating and governance committee has therefore recommended, and the board of directors has unanimously approved, deletion of the provisions providing for a classified board of directors from our certificate of incorporation and bylaws. If approved by stockholders, Article Six, Section 1 of the certificate of incorporation shall be amended to read as follows:

         "The business and affairs of the Corporation shall be managed by a Board of Directors which, subject to the rights of holders of shares of any class or series of preferred stock of the Corporation then outstanding to elect additional directors, shall consist of not less than three nor more than 21 persons. Within these limitations, the size of the Board of Directors shall be fixed from time to time as provided in the bylaws. Directors shall be elected for a term of office that expires at the next succeeding annual meeting of stockholders and shall hold office until their successors have been elected and qualified."

And the last two sentences of Section 3.1 of our bylaws, which also provide for a classified board of directors, will be deleted.

         Our certificate of incorporation and bylaws provide that amendments to delete the provisions providing for a classified board of directors requires the approval of holders of 80% our the shares entitled to vote at the annual meeting.

         Your board of directors believes that annual election of directors is an important part of good corporate governance, and encourages you to vote in favor of these amendments.

B.       DELETION OF BUSINESS COMBINATION PROVISIONS

         Our certificate of incorporation contains a provision intended to make it more difficult for a person who acquires a large stock position in Nuevo to effect certain types of mergers, assets purchases and similar transactions, without a super-majority vote of stockholders. Specifically, our certificate of incorporation provides that a "business combination" with an "interested stockholder" must be approved by either:

         (i)      a majority of the "continuing directors",

         (ii) or by a majority of the directors and holders of 80% of the outstanding stock entitled to vote.

         In general, an "interested stockholder" is a person or group of persons who own or control, directly or indirectly, 20% of our outstanding voting stock. A business combination is defined broadly to include mergers, sales of assets, adoption of a plan of liquidation and reclassification of securities. Continuing directors are those directors who are not affiliated with the interested stockholder and who were in office prior to the date that the interested stockholder became an interested stockholder. A continuing director also includes any person who is appointed as a director with the approval of a majority of continuing directors.

         Our board believes that these anti-takeover provisions are contrary to our corporate governance principles and are not necessary to protect stockholders from inadequate or coercive offers. If approved by stockholders, our certificate of incorporation will be amended to delete all of Article VIII and any cross-references to Article VIII contained in our certificate of incorporation.

         The deletion of Article VIII from our certificate of incorporation will require the affirmative vote of holders of 80% of our outstanding common stock.

C.       RIGHT TO AMEND THE BYLAWS

         Our certificate of incorporation does not grant the board of directors the right to amend our bylaws. The bylaws provide for certain of the day to day operations of Nuevo, including the procedures for calling board of director and stockholder meetings, the titles and responsibilities of officers and matters relating to the transfer and appearance of stock certificates. The board of directors believes that it is customary for the board to have the right to amend the bylaws, and that the ability to amend the bylaws will allow Nuevo to better respond to changes in applicable laws and business practices.

         Under Delaware law, the stockholders will retain the right to amend the bylaws by vote of holders of a majority of the outstanding voting shares. If approved by the stockholders, the following provision will be added to the certificate of incorporation:

         "The board of directors may alter, amend or repeal the bylaws of the corporation, or adopt new bylaws."

         The adoption of the amendment to the certificate of incorporation to grant the directors the right to amend the bylaws requires the affirmative vote of holders of a majority of the shares of common stock outstanding on the record date.

================================================================================
PROPOSAL III. APPROVAL OF OUR 1998 NON-EXECUTIVE EMPLOYEE STOCK PURCHASE PLAN:
--------------------------------------------------------------------------------

         Our board of directors authorized the implementation of the 1998 Non-Executive Employee Stock Purchase Plan (the "1998 Purchase Plan"). Only our employees who do not participate in our deferred compensation plan (which is described above under "Executive Compensation") are entitled to participate in the 1998 Purchase Plan. As described in more detail below, the 1998 Purchase Plan allows our employees to use a portion of their salaries to purchase our stock at a discount to the market price. The compensation committee believes that the 1998 Purchase Plan more closely aligns the interests of participating employees and stockholders by permitting employees to become stockholders.

The following is a summary of the material features of the 1998 Purchase Plan:

WHO MAY PARTICIPATE?

         Any Nuevo employee who works at least 20 hours a week for five months of the year. Our executive officers who participate in the deferred compensation plan may not participate in this plan.

HOW DOES THE PLAN WORK?

         Under the 1998 Purchase Plan our compensation committee designates "purchase periods", which may be up to five years long. Each purchase period will be for a one-month period unless our compensation committee specifies a different period.

         Each eligible employee may participate in the plan during a purchase period by authorizing us to make periodic payroll deductions in increments of 1%, up to a maximum of 20%, of his or her compensation during the purchase period. On the last day of each purchase period, the participant's payroll deductions will be used to purchase our common stock.

HOW IS THE PURCHASE PRICE CALCULATED?

         The purchase price for the shares of common stock will be equal to 85% of the closing price of the common stock on the purchase date.

HOW MANY SHARES ARE SUBJECT TO THE PLAN?

         We are reserving 25,000 shares for issuance under the plan. If, on any purchase date, we are required to issue shares so that we would issue more than 25,000 shares under the plan, our compensation committee will prorate the shares among participants so that no more then 25,000 shares are issued under the plan. If we prorate the number of shares issued, we will return the payroll deductions not used to purchase shares to the participants.

WHAT OTHER SPECIAL LIMITATIONS ARE THERE REGARDING THE PLAN?

         The following limitations apply to the 1998 Purchase Plan:

         o a purchase right may not be granted to an employee who owns 5% or more of our outstanding voting stock;

         o a purchase right may not permit a participant to purchase more than $25,000 worth of our common stock in any calendar year;

         o purchase rights are non-transferable, and may be exercised only by a participant; and

         o a participant will not have any rights as a stockholder, such as the right to vote or receive dividends, until shares are actually purchased under the plan.

WHEN DOES THE PLAN TERMINATE; HOW IS THE PLAN AMENDED?

         The 1998 Purchase Plan will continue in existence until all 25,000 shares are purchased. Our board of directors may amend the Purchase Plan or discontinue the Plan at any time to the extent permitted by law.

WHAT ARE THE MATERIAL FEDERAL TAX CONSEQUENCES OF THE PLAN?

         The 1998 Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Nuevo, in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 1998 Purchase Plan or in the event the participant should die while still owning the purchased shares.

         If the participant sells or otherwise disposes of the purchased shares within two years after his or her enrollment date into the purchase period in which such shares were acquired or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition. Such ordinary income will be equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and Nuevo will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

         If the participant sells or disposes of the purchased shares more than two years after his or her enrollment date into the purchase period in which such shares were acquired and more than one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on his or her enrollment date into the purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. Nuevo will not be entitled to any income tax deduction with respect to such sale or disposition.

         If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on his or her enrollment date into the purchase period in which those shares were acquired will constitute ordinary income in the year of death.

HOW WILL THE PLAN BE ACCOUNTED FOR?

         Under current accounting rules, the issuance of our common stock under the 1998 Purchase Plan will result in compensation expense chargeable against our current earnings for the difference between the market price on the date of purchase and the discount offered to employees.

WHAT VOTE IS REQUIRED TO APPROVE THE PLAN?

         The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxies at the annual meeting is required to approve the adoption of the 1998 Purchase Plan.

================================================================================
PROPOSAL IV:  APPROVAL OF OUR 1999 STOCK INCENTIVE PLAN:
--------------------------------------------------------------------------------

         Our board of directors adopted the Nuevo Energy Company 1999 Stock Incentive Plan in March 1999, subject to approval by our stockholders at the annual meeting. Our board adopted the 1999 Plan to:

         o closely associate the interests of our employees with those of our stockholders to generate an increased incentive to contribute to our future success and prosperity;

         o provide our employees with a proprietary interest in Nuevo commensurate with Nuevo's performance;

         o maintain competitive compensation levels thereby attracting and retaining highly competent and talented directors, and employees; and

         o provide an incentive for our employees to continue their employment with us.

         The following is a summary of the material provisions of the 1999 Plan.

WHO DECIDES AWARDS UNDER THE 1999 PLAN?

         The 1999 Plan will be administered by our compensation committee. The compensation committee will have sole authority to make awards under the 1999 Plan and to interpret the plan. The board of directors may delegate authority to administer the plan to another committee.

WHO MAY PARTICIPATE IN THE 1999 PLAN?

         All directors and employees of the Company and its subsidiaries are eligible to participate in the 1999 Plan.

WHAT TYPE OF AWARDS MAY BE MADE UNDER THE PLAN?

         There are three types of awards which may be made under the 1999 Plan: grants of stock options, stock appreciation rights and performance shares. The awards under the Plan may not be transferred by the recipient, except upon death or disability.

         STOCK OPTIONS. A stock option entitles the participant to purchase from us, for the time period specified in the option, the number of shares at the price specified in the option agreement. The purchase price per share subject to an option may be set at any amount by the compensation committee. In the past, the committee has set the purchase price of options granted to our employees at the closing price of the common stock on the date of grant. Payment for shares of common stock acquired upon exercise of an option may be made in cash, in shares of our common stock, or in a combination of cash and stock.

         Stock options may be subject to a vesting schedule, which provides that the grantee does not have the right to exercise the option for a specified period of time and that if employment is terminated prior to such time the grantee loses the option. A stock option grant may also provide for the circumstances under which the options terminate if the grantee ceases to be an employee or director of Nuevo. A vesting schedule may also require the grantee to achieve specified performance targets prior to vesting.

         At the discretion of the compensation committee, stock options may be granted as tax qualified incentive stock options. Tax qualified options must have the following characteristics:

         o incentive stock options may only be granted to our executive officers and employees;

         o incentive stock options may not be granted to any owner of 10% or more of the total voting power of Nuevo;

         o incentive stock options must have a termination date no more than 10 years following the date of grant; and

         o the purchase price of tax qualified incentive options must be the fair market value of a share of common stock at the time such option is granted.

         STOCK APPRECIATION RIGHTS. Stock appreciation rights grant a participant the right to receive, in cash, the difference between the market price of our common stock on the date of exercise and an amount



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specified in the award grant. A stock appreciation right award will specify the exercise price of the grant, the procedure for determining the market price of the stock on the date of exercise, and the term over which the grant may be exercised. In addition, the grant of stock appreciation rights may be subject to a vesting schedule and may be subject to forfeiture in such circumstances as determined by the compensation committee.

         STOCK GRANTS. The compensation committee may grant to participants shares of stock or rights to receive shares of stock in any of the following manners, as provided in an award agreement:

         o Bonus stock: which refers to the grant of shares of common stock as an award for past services or achieving or exceeding past goals.

         o Restricted shares: refers to the grant of shares of common stock subject to forfeiture if the conditions established by the compensation committee are not met, which generally relate to continued employment.

         o Restricted units: refers to the award of the right to receive common stock in the future subject to restrictions which generally relate to continued employment. If the restrictions are not satisfied, the shares are not issued.

         o Performance shares: which refers to the grant of common stock subject to forfeiture if performance goals established by the compensation committee are not satisfied. Such goals may include increased cash flows, earnings, production or reserves, or decreases in operating or general and administrative expenses. The compensation committee may measure the satisfaction of such goals over one time period or over performance cycles.

         o Performance units: which refers to the award of the right to receive common stock if performance goals are met.

HOW MANY SHARES MAY BE ISSUED UNDER THE PLAN?

         The total number of shares of common stock which may be received under options issued under the plan, plus performance shares and stock appreciation rights may not exceed 1,000,000 shares. The number of shares is subject to adjustment in the event of certain dilutive changes in the number of outstanding shares. Any shares subject to an award which are not used because the terms and conditions of the award are not met may again be used for an award under the 1999 Plan.

WHEN DOES THE PLAN TERMINATE; HOW IS THE PLAN AMENDED?

         No awards may be made under the 1999 Plan after March 30, 2009. The 1999 Plan may be amended by our board of directors. No amendment can impair the rights of a holder of an outstanding award under the 1999 Plan without such holder's consent.

WHAT HAPPENS IF THERE IS A CHANGE IN CONTROL OF NUEVO?

         If there is a change in control of Nuevo, the compensation committee may at its discretion do any or all of the following (i) accelerate any time periods relating to exercise or realization of the award; (ii) cause the awards to be assumed by the successor corporation; or (iii) cancel all outstanding options as of the effective date of the change in control, provided that each holder has the right to exercise such option in full for at least 30 days prior to the change in control.

WHAT ARE THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES?

The federal income tax consequences, in general, of the 1999 Plan are as follows:

         (1) With respect to non-qualified stock options granted under the 1999
Plan: A participant receiving a grant will not recognize income and the company will not be allowed a deduction at the time such an option is granted. When a participant exercises a non-qualified stock option, the difference between the option price and any higher market value of the stock on the date of exercise will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the company or its subsidiary or affiliate. When a participant disposes of shares acquired by the exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as a short-term or long-term capital gain, depending upon the holding period of the shares. If the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as a short-term or long-term capital loss, depending upon the holding period of the shares.




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 (2) With respect to incentive stock options granted under the 1999 Plan: A participant receiving a grant will not recognize income and the company will not be allowed a deduction at the time such an option is granted. When a participant exercises an incentive stock option while employed by the company or its subsidiary or within the three-month (one year for participants on disability) period after termination of employment, no ordinary income will be recognized by the participant at that time (and no deduction will be allowed to the company), but the excess of the fair market value of the shares acquired by such exercise over the option price will be taken into account in determining the participant's alternative minimum taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are not disposed of until more than two years after the date of grant and more than one year after the date of transfer of the shares to the participant (statutory holding periods), the excess of the sale proceeds over the aggregate option price of such shares will be a long-term capital gain, and Nuevo will not be entitled to any federal income tax deduction. Except in the event of death, if the Shares are disposed of prior to the expiration of the statutory holding periods (a "Disqualifying Disposition"), the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if sustained, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and Nuevo or its subsidiary will be entitled to a federal tax deduction in a like amount), and the balance of the gain, if any, will be a capital gain (short-term or long-term depending on the holding period).

         (3) Special rule if option price is paid for in shares: If a participant pays the exercise price of a non-qualified or incentive stock option with previously-owned shares of our common stock and the transaction is not a Disqualifying Disposition, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The shares received in excess of the number surrendered will not be taxable if an incentive stock option is being exercised, but will be taxable as ordinary income to the extent of their fair market value if a non-qualified stock option is being exercised. The participant does not recognize income and Nuevo receives no deduction as a result of the tax-free portion of the exchange transaction. If the use of previously acquired incentive stock option shares to pay the exercise price of another incentive stock option constitutes a Disqualifying Disposition, the tax results are as described in (2) above. The income treatment will apply to the shares disposed of, but will not affect the favorable tax treatment of the shares received.

         (4) With respect to performance shares granted under the 1999 Plan:
Unless a participant makes the election described below, a participant receiving a grant will not recognize income and Nuevo will not be allowed a deduction at the time such performance shares are granted. While shares remain subject to a substantial risk of forfeiture, a participant will recognize compensation income equal to the amount of the dividends received and the company will be allowed a deduction in a like amount. When the shares cease to be subject to a substantial risk of forfeiture, the excess of the fair market value of the shares on the date the substantial risk of forfeiture ceases over the amount paid, if any, by the participant for the shares will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the company. Upon disposition of the shares, the gain or loss recognized by the participant will be treated as a capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon the period of time the shares are held by the participant following cessation of the substantial risk of forfeiture. However, by filing a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant, a participant's ordinary income and commencement of holding period and the company's deduction will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a participant and the amount deductible by Nuevo will be equal to the excess of the fair market value of the shares as of the date of grant over the amount paid, if any, by the participant for the shares. If such election is made and a participant thereafter forfeits his or her stock, no deduction will be allowed for the amount previously included in such participant's income.

WHAT VOTE IS REQUIRED TO APPROVE THE PLAN?

         We are submitting the Plan to our stockholders under a New York Stock Exchange rule which requires stockholder approval of the Plan as a condition to listing shares issued under the Plan on the New York Stock Exchange. The affirmative vote of the holders of a majority of the shares of our common stock voting at the annual meeting is required to approve the adoption of the 1999 Plan. In addition, in order for the approval of our stockholders to be effective, the rules of the New York Stock Exchange require that a majority of our shares of common stock be present and entitled to vote at the meeting. Under these rules, broker non-votes will not be deemed present and entitled to vote at the meeting.





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PROPOSAL V. RATIFICATION OF THE SELECTION OF OUR 1999 AUDITORS:
--------------------------------------------------------------------------------

         The board of directors has appointed KPMG LLP ("KPMG"), independent public accountants, for the examination of the accounts and audit of our financial statements for the year ending December 31, 1999. At the annual meeting, the board of directors will present a proposal to the stockholders to approve and ratify the engagement of KPMG. A representative of KPMG will be present and will have the opportunity to make a statement, if he desires, and to respond to appropriate questions. An adverse vote will be considered as a direction to our audit committee to select other auditors in the following year.





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REVOCABLE PROXY

                              NUEVO ENERGY COMPANY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NUEVO ENERGY COMPANY ("COMPANY") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 1999 AND AT ANY ADJOURNMENT THEREOF.

         The undersigned, being a stockholder of the Company as of April 5, 1999, hereby authorizes Douglas L. Foshee and Robert M. King or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, on Wednesday May 12, 1999 at 9:00 a.m., Central Daylight Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

1.       ELECTION OF DIRECTORS

         [  ]  FOR all nominees listed         [  ]  WITHHOLD AUTHORITY
               below (except as marked               for all nominees listed
               to the contrary below)                below

         Nominees for Class III Director : David H. Batchelder, Robert L. Gerry III and David Ross III

         (INSTRUCTION: To withhold authority to vote for one or more of the nominees, write the name of the nominee in the space provided.)

2. PROPOSAL to amend the Company's certificate of incorporation and by-laws to remove the provisions providing for a classified board of directors.

         [  ]  FOR                      [  ]  AGAINST             [  ]  ABSTAIN

3.       PROPOSAL to amend the Company's certificate of incorporation to delete
         Article VIII dealing with business combinations, and any cross-references to Article VIII in the certificate.

         [  ]  FOR                      [  ]  AGAINST             [  ]  ABSTAIN

4. PROPOSAL to amend the Company's certificate of incorporation to permit the board of directors to amend the by-laws.

         [  ]  FOR                      [  ]  AGAINST             [  ]  ABSTAIN

5.       PROPOSAL to approve the 1998 Non-Executive Employee Stock Purchase
         Plan.

         [  ]  FOR                      [  ]  AGAINST             [  ]  ABSTAIN

6.       PROPOSAL to approve the 1999 Stock Incentive Plan.

         [  ]  FOR                      [  ]  AGAINST             [  ]  ABSTAIN

7. PROPOSAL to ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

         [  ]  FOR                      [  ]  AGAINST             [  ]  ABSTAIN

8. In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, the election of any person as a director if a nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

         The Board of Directors recommends that you vote FOR the Board of Directors' nominees listed above and FOR Proposals 2 through 7. Shares of common stock of the Company will be voted as specified. IF NO SPECICIATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2 THROUGH 7, AND OTHERWISE AT THE DISCRETION OF THE PROXIES. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

         The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of the Stockholders of the Company called for May 12, 1999, a Proxy Statement for the Annual Meeting and the 1998 Annual Report to Stockholders (which may have been previously mailed).

                                  Dated: ____________________________, 1999

                                  _________________________________________

                                  _________________________________________
                                               Signature(s)

                                  PLEASE SIGN THIS EXACTLY AS YOUR NAME(S)
                                  APPEAR(S) ON THIS PROXY. WHEN SIGNING IN A
                                  REPRESENTATIVE CAPACITY, PLEASE GIVE TITLE.
                                  WHEN SHARES ARE HELD JOINTLY, ONLY ONE
                                  HOLDER NEED SIGN.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                               INDEX TO EXHIBITS



        EXHIBIT
        NUMBER                      DESCRIPTION
        -------                     -----------

          99.a               1999 Stock Incentive Plan
          99.b               1998 Employee Stock Purchase Plan